News Release	General Growth Properties, Inc. 110 North Wacker Drive Chicago, IL 60606 (312) 960-5000 FAX (312) 960-5475

FOR IMMEDIATE RELEASE	CONTACT: Bernard Freibaum

(312) 960-5252

Shareholders of The Rouse Company Approve Merger with General Growth Properties. Inc.

Chicago, Illinois, November 9, 2004 – Officials at The Rouse Company (NYSE:RSE – News) announced today that, at the special meeting of Rouse shareholders held this morning, the holders of more than the requisite two-thirds of its common shares approved the merger of a subsidiary of General Growth Properties, Inc. (NYSE:GGP – News) with and into Rouse.

General Growth Properties is the country’s second largest shopping center owner, developer and manager of regional shopping malls. General Growth currently has ownership interests in, or management responsibility for, a portfolio of 179 regional shopping malls in 41 states. The company portfolio totals approximately 155 million square feet of retail space and includes over 16,000 retailers nationwide. The third-largest U.S. based publicly traded Real Estate Investment Trust (REIT), General Growth Properties is listed on the New York Stock Exchange under the symbol GGP. For more information on General Growth Properties and its portfolio of malls, please visit the company web site at http://www.generalgrowth.com.

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